[API LOGO]

                         Contact:
                         Richard Kurtz, Advanced Photonix, Inc. (805) 987-0146 Richard Moyer, Cameron Associates (212) 554-5466


Ann Arbor, MI, Thursday, June 08, 2006

Advanced Photonix, Inc. (R) (AMEX - API)--Advanced Photonix, Inc.(R) (AMEX:API -
News) announced today that Mr. Paul Ludwig had resigned as the President and a Director of Advanced Photonix Inc. While his resignation is effective immediately, Mr. Ludwig will remain on as an employee of the Company through August 31, 2006 to assist in the transitioning of his duties and responsibilities to other members of the Company's senior management team including Rick Kurtz, who will remain as the Company's Chairman and will also assume the title of President.

Mr. Kurtz stated that "Paul's decision to resign followed the Company's decision to move our headquarters to Ann Arbor, Michigan, which would have required him to relocate his family. The Board of Directors and I respect Paul's decision and thank him for his efforts in helping build API into what we are today. We wish him well in his future pursuits".

Mr. Ludwig commented, "My resignation reflects my personal commitment to raising my family in Madison, WI. I have greatly enjoyed the last four years with API and the opportunity to be a part of its growth and success. I wish API, our Board and our wonderful team of employees the very best success."

ABOUT ADVANCED PHOTONIX, INC.

Advanced Photonix, Inc.(R) (ASE: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE(R) detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.